Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-255147 and 333-256925 on Form S-8 of our report dated February 11, 2022, relating to the financial statements of Perpetua Resources Corp. and subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
March 18, 2022